Exhibit 10.13

Donald Kerrigan

Dear Donald,

On behalf of The Nature’s Bounty Co., I enthusiastically invite you to join our team and help us enhance this Company’s position as a leading manufacturer, supplier and retailer of nutritional supplements. We believe that you have the experience and qualifications to help us accomplish this objective.

Your position will be President, CPGNA and you will report directly to Paul Sturman. Your start date will be on a mutually agreed upon date in April. Your annual base salary will be $465,000. It is our practice to pay weekly, every Friday, for the prior week ending on Sunday.

You will be eligible to participate in the Management Incentive Plan (MIP), this plan, which has been approved by the compensation committee of our board of directors, was developed to ensure that you are compensated for your contributions to the achievement of our business objectives. These business objectives include maintaining our focus on our core businesses with outstanding quality and speed through process, growing faster than the market driven by consumer insights and innovation, driving efficiency to a new level to fund growth, and finally leading through our values: teamwork, integrity, accountability, respect, and agility. The MIP bonus is based on a fiscal year. Your target incentive is 75%, as per the guidelines of the program. Your 2018 MIP will be guaranteed and payable in December 2018 as long as you are an active Associate at time of payment.

You will be eligible for an option to purchase Common Stock. The terms and conditions of the grant will be governed by Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan. The option shall have a per share exercise price equal to the fair market value on the date of grant, as determined by the Compensation Committee of the Board of Directors. The number of shares covered by such options shall equal 7,500.

In appreciation for your decision to join The Nature’s Bounty Co., you will be eligible for a sign-on bonus of $150,000. $100,000 of the bonus will be issued within the first 30 days of service and the remaining $50,000 will be issued in October 2018. In the event that the Associate voluntarily terminates the employment for any reason or employment is terminated by Employer with “Cause” before the first anniversary of the last bonus payment the Associate will repay the Employer the entire signing bonus. Such repayment shall be made by the Associate in full within 90 days of the termination of employment. The sign on bonus is subject to all applicable payroll taxes.

The company will cover the costs associated with the continuation of your health insurance costs (COBRA) less your standard company deduction. Please provide Pam Antos, Director Human Resources, with your receipt for reimbursement.

As a wellness company we firmly believe that taking time away from work is a good way to help promote your health, morale, and productivity. We encourage you to take time off from work to relax, enjoy, and rejuvenate yourself. In order to provide the utmost flexibility to our Vice President level and above associates, you should work with your leader to arrange for time off when needed, subject to the needs of the business.

On the first day of the month following six (6) months of service you may become eligible to participate in the 401(k) Plan sponsored by The Nature’s Bounty Co. subject to all of the terms and conditions contained in that Plan, as it may be amended from time to time. Company Matching Contributions, when authorized, are immediately vested. At the present time, The Nature’s Bounty Co.’s 401(k) matching formula is:

100% match on the first 3% of salary saved, plus

50% match on the next 2% of salary saved

Effective on the first of the month after you complete 30 days of service, you will become eligible for the standard package of Life, Health Care and Disability Insurance coverage enjoyed by all regular full-time and part-time associates at The Nature’s Bounty Co. who meet the eligibility requirements. This package, of course, may change from time to time. Specifically, The Nature’s Bounty Co. will provide, at no cost to you, Group Term Life Insurance in the principal amount of one times your base salary, with an equal amount for Accidental Death and Dismemberment coverage. The Nature’s Bounty Co. offers Dental Insurance coverage and three (3) Medical Plan options. These plans offer you the flexibility to choose between lower out-of-pocket costs and higher levels of benefits, with a substantial majority of the cost for this insurance borne by our Company.

To provide you with an additional opportunity for future financial security in retirement and the opportunity to share directly in the success and growth of the company, you may participate in The Nature’s Bounty Co. Profit Sharing Plan. You will be automatically enrolled, subject to the terms of this plan, on your one (1) year anniversary of employment with the company or your 21st birthday, whichever comes later.

This offer is contingent upon: (a) the execution of the acknowledgements listed at the end of this letter (b) a successfully completed background investigation as per the Company policy (c) your demonstrating that you have authorization to be employed by The Nature’s Bounty Co.in the United States, as well as (d) a standard toxic substance screening for drug and/or alcohol abuse to be completed before you commence work. If you are in need of an accommodation to participate in the testing process, please let your Recruiter know as soon as possible.

You hereby represent that you are not subject to any confidentiality, covenant not to compete or similar obligation to any person or entity in the dietary supplement, nutrition or food business.

The terms within this offer letter covers your full terms of employment and supersedes any prior verbal or written representations, agreements and understandings. Any additions or changes to the terms in this offer letter must be in writing.

You and all of our associates are employed on an “at-will” basis. You will have the right to terminate your employment at any time for any reason and The Nature’s Bounty Co. will have a similar right. Nevertheless, The Nature’s Bounty Co. does stipulate that in the event that you are involuntarily terminated on any “Not-For-Cause” basis, unrelated to any misconduct on your part, the Company will offer to enter into a written “Agreement and Release of Claims” understanding which, once properly executed by yourself and the company, will provide severance payments to you covering a twelve (12) month period through the Company’s normal Payroll procedures.

Please feel free to contact me at 631-200-5784 with any questions.

Please acknowledge your acceptance of the terms of this offer letter by signing below.

Sincerely,

Paul Buonaiuto

By:	/s/ Paul Buonaiuto 2/23/2018
Name: Paul Buonaiuto

Donald Kerrigan

By:	/s/ Donald Kerrigan 3/1/2018
Name: Donald Kerrigan

[Signature Page to Kerrigan Offer Letter]